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                                                                   Exhibit 10.3

October 11, 2006

Jean-Marc Stiegemeier
Chairman and CEO
One IP Voice, Inc.
22 Prestige Park Circle
East Hartford, CT 06108


Re:   Terms of New Employment Agreement

Dear Jean:

Per our discussions, we have agreed to the following terms of employment during the period of time needed to allow for a smooth transition to a new successor when appointed:


Term of Agreement:     August 1, 2006 to December 31, 2006

Base salary:           $175,000 effective 8/1/06

Bonus: I would be eligible to participate in any annual bonus programs offered other Company officers.

Termination:           This Agreement shall terminate on December 31, 2006.

                       In the event Company terminates the Agreement, except for cause (Executive engages in any criminal act, an act of moral turpitude or wrongful conduct (i.e. commits an act or acts which have a negative impact on the reputation of the Company):
                       (1) I will receive severance pay equal to three times my
                       (i) base salary (for purposes of this section, base salary equals the greater of the current base salary or $175,000) and (ii) pro-rata share of annual bonus; (2) I receive an option grant of 50,000 options; at market price on date of termination; 10-year term; fully-vested and non-forfeitable.

Retention Bonus:       As an inducement to continue my employment with the
                       Company through December 31, 2006, I will receive a retention bonus of $60,000. Said amount will be paid in full in the first payroll in January 2007.

Stock Options:         50,000 options to be granted to me upon signing this
                       agreement; at the closing price of the Company's common stock on the date this agreement is signed; options will be fully vested and exercisable immediately; 10-year life; ; options will be non-forfeitable.

                       Existing stock options: As a condition of signing this agreement, all currently granted options that are not otherwise non-forfeitable will become non-forfeitable through the end of their original term; with the Company waiving the three-month/ 1 year termination forfeiture clauses.

Change-in-Control:     In the event that there is a change-in-control prior to
                       December 31, 2006 I will receive (1) severance pay equal
                       to three times my (i) base salary (for purposes of this
                       section, base salary equals the greater of the current
                       base salary or $175,000) and (ii) pro-rata share of
                       annual bonus; (2) an option grant of 50,000
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                       options; at market price on date of termination; 10-year
                       term; fully-vested and non-forfeitable.

Insurance:             The Company will pay the current annual life insurance
                       premium on Employee's John Hancock policy (current premium is approx. $3,800).

Legal fees:            Company agrees to reimburse me for professional fees
                       incurred for accounting, legal and financial planning professionals in connection with this agreement, up to $5,000.

Other: This letter incorporates by reference Section 1.5 Benefits (from Employment Agreement dated January 1,
                       2000)


If the foregoing is acceptable to you, please sign below where indicated so that the above terms are immediately in force.

                                        Very truly yours,


                                        /s/ Robert G LaVigne
                                        --------------------
                                        Robert G. LaVigne

AGREED AND ACCEPTED:


/s/ Jean-Marc Stiegemeier
-------------------------
Jean-Marc Stiegemeier
Chairman and Chief Executive Officer
One IP Voice, Inc.